                                   FORM 8-K

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 CURRENT REPORT

                          Pursuant to Section 13 or 15(d)
                           of the Securities Act of 1934


       Date of Report (Date of earliest event reported) November 6, 1997
                                                       ------------------


                        AMERICAN ENTERTAINMENT GROUP, INC.
           ------------------------------------------------------
           (Exact Name of Registrant as Specified in its Charter)



   COLORADO                         0-22174                      83-0277375
----------------                  -----------                -------------------
 (State or other                  (Commission                   IRS Employer
 Jurisdiction of                  File Number)               Identification No.)
 Incorporation
or Organization)


                           160 Bedford Road, Suite 306
                         Toronto, Ontario, Canada M5R 2K9
              --------------------------------------------------
              (Address of Principal Executive Offices, Zip Code)


                                (416) 920-1919
             ----------------------------------------------------
             (Registrant's telephone number, including area code)

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                                   FORM 8-K
                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d)
                        of the Securities Act of 1934

Item 1.  CHANGES IN CONTROL OF REGISTRANT.

         Not Applicable

Item 2.  ACQUISITION OR DISPOSITION OF ASSETS

         See Item 5 below.

Item 3.  BANKRUPTCY OR RECEIVERSHIP

         Not Applicable

Item 4.  CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

         Not Applicable

Item 5.  OTHER EVENTS

         In November 3, 1997, the Registrant entered into a definitive Agreement dated September 30, 1997 with Tel.n.Form Interactive Communications Corp (Tel.n.Form) whereby the Registrant would acquire 52.5% of the issued and outstanding shares of Tel.n.Form in exchange for a purchase price of $1,050,000US, payable in preferred shares of the Registrant, valued at $10.00US per share.

         The preferred shares will have the following characteristics. First the shares will be redeemable according to a schedule which is tied to approval by the U.S. Bankruptcy Court having jurisdiction over the Registrant. A total of one-half of the preferred shares are to be redeemable upon approval of the Registrant's Chapter 11 Reorganization Plan and the obtaining of adequate financing, if and when such events occur. Second, the preferred shares are convertible into common shares at a price of $2.50 per share for eighteen months after the date of closing. Third, the preferred shares will pay a cumulative dividend of 6% per annum, and no dividends on common shares are to be paid until preferred share dividends have been paid. Fourth, preferred shares will be entitled to participate in the net profits (as defined in the Agreement) of the Registrant at the rate of 0.000055% per share. Finally, the preferred shares are callable by the Registrant for a period of four years from date of issue at $12 per share. The closing of the transaction is still subject to continuing, appropriate due diligence of the parties, the obtaining of a "fairness" opinion to confirm the value of Tel.n.Form, the arrangement of suitable financing at the closing, approval of the transaction by Tel.n.Form shareholders, and appropriate regulatory compliance. The parties anticipate a closing of the transaction on or about January 31, 1998.

         Tel.n.Form comprises a group of companies in the business of using automation and computer technology to replace repetitive manual business in the automotive and hotel industries. Among these companies is Credit.Link, a service provided to car dealers that generates lead information obtained from the public and transmitted to such dealers nationwide.

         On October 27, 1997, the Registrant entered into a definitive Agreement with Hollywood Select, Inc. (HSI) to modify and supersede the Registrant's prior relationship with HSI. The Registrant had previously entered into agreements in 1993 with HSI regarding the acquisition of the Registrant's film library, which is its principal asset. This new Agreement, which replaces all previous agreements, provides for the Registrant and HSI to set up a new corporation (Newco), which would be owned by both parties, with the Registrant owning 51% thereof. Newco would have access to a total of approximately 14,000 public domain film titles from HSI. In addition, the Registrant would contribute the sum of $1,000,000US as a loan to Newco. The final terms of the loan remain to be determined, but will at least be at a rate equal to the Registrant's cost of borrowing and will be payable out of the net profit before income taxes and before any other distributions to Newco shareholders. Newco will reserve a total of $200 per title acquired by Newco, to be paid to HSI once the Newco loan has been repaid to the Registrant. HSI has also to deliver to the Registrant, without further cost, an additional 250 titles for the Registrant's account in satisfaction of its remaining obligation under the prior referred to 1993 agreements. As a part of the Agreement, the Registrant and HSI will contribute their efforts to develop of business plan for Newco, which is expected to be completed by December 1, 1997.

         The closing of the transaction is subject to approval of the Registrant's Chapter 11 Reorganization Plan and the obtaining of adequate financing, if and when such events occur. If these events do not occur, then HSI will have the right to purchase control of Newco for a nominal sum.


Item 6.  RESIGNATION OF REGISTRANT'S DIRECTORS

         Not Applicable

Item 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

         Not Applicable

Item 8.  CHANGE IN FISCAL YEAR

         Not Applicable

Item 9.  SALES OF EQUITY SECURITIES PURSUANT TO REGULATION S

         Not Applicable

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                                  SIGNATURES

         Pursuant to requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        AMERICAN ENTERTAINMENT GROUP, INC.



                                        By:          //Joel Wagman//
                                           -------------------------------------
                                                       Joel Wagman
                                                         Chairman


Dated:  November 6, 1997